Exhibit 99.1
Post Holdings Appoints Howard Friedman as EVP and Chief Operations Officer of Post Holdings; Nicolas Catoggio to join Post Consumer Brands as Chief Executive Officer
ST. LOUIS, July 6, 2021 - Post Holdings, Inc. (NYSE:POST), a consumer packaged goods holding company, today announced that Howard A. Friedman, currently President and CEO of Post Consumer Brands, has been appointed Executive Vice President and Chief Operations Officer for Post Holdings (“Post”). Mr. Friedman will serve on Post’s executive management team, reporting to Post’s President and Chief Executive Officer, Robert V. Vitale. In this newly created position, Mr. Friedman will work with each of Post’s businesses to drive better collaboration, cost reduction and revenue opportunities across the portfolio, manage long tail projects, and support each business with respect to process improvement, M&A targeting and synergy evaluation and delivery.
Mr. Friedman joined Post in July 2018 as President and Chief Executive Officer of Post Consumer Brands. Prior to that, Mr. Friedman served as the Executive Vice President of the refrigerated meat and dairy business at The Kraft Heinz Company, where he spent the majority of his career. His experience with Kraft Heinz spanned general management and sales and marketing roles, including serving as head of the Walmart sales team.
Post also announced today that Nico Catoggio will join as President and Chief Executive Officer of Post Consumer Brands. Mr. Catoggio currently serves as Managing Director and Senior Partner at Boston Consulting Group. Mr. Catoggio began his career at Unilever, and advises consumer products companies on demand generation, organizational design and go-to-market strategies. He has advised both Post Holdings and Post Consumer Brands for several years.
Mr. Vitale commented, “I am looking forward to working with Howard in this new role as we seek to optimize our opportunities to leverage the scale of our businesses.” Mr. Vitale continued, “I am pleased to welcome Nico to our organization. He has deep strategic expertise and has worked with leading consumer products companies on state of the art demand generation.”
These new roles are expected to be effective in September 2021, prior to Post’s next fiscal year beginning October 1, 2021.
About Post Holdings, Inc.
Post Holdings, Inc., headquartered in St. Louis, Missouri, is a consumer packaged goods holding company operating in the center-of-the-store, refrigerated, foodservice, food ingredient and convenient nutrition food categories. Its businesses include Post Consumer Brands, Weetabix, Michael Foods, Bob Evans Farms and BellRing Brands. Post Consumer Brands is a leader in the North American ready-to-eat cereal category and also markets Peter Pan® nut butters. Weetabix is home to the United Kingdom’s number one selling ready-to-eat cereal brand, Weetabix®. Michael Foods and Bob Evans Farms are leaders in refrigerated foods, delivering innovative, value-added egg and refrigerated potato side dish products to the foodservice and retail channels. Post’s publicly-traded subsidiary BellRing Brands, Inc. is a holding company operating in the global convenient nutrition category through its primary brands of Premier Protein® and Dymatize®. Post participates in the private brand food category through its investment with third parties in 8th Avenue Food & Provisions, Inc., a leading, private brand centric, consumer products holding company. For more information, visit www.postholdings.com.

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